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                                                               Page 1 of 7 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (AMENDMENT NO. 2)(1)


                               CORIXA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    21887F100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /   Rule 13d-1(b)

     / /   Rule 13d-1(c)

     /X/   Rule 13d-1(d)



----------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 21887F100                            13G             Page 2 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0

     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER                       2,176,967
   BENEFICIALLY
     OWNED BY         ----------------------------------------------------------
       EACH           7    SOLE DISPOSITIVE POWER                            0
    REPORTING
   PERSON WITH        ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER                  2,176,967

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             2,176,967
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   5.4%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 21887F100                 13G                        Page 3 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
           ("KPCB VII ASSOCIATES") 94-3203783
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              2,176,967 shares are directly held by KPCB VII.
       EACH                KPCB VII Associates is the general partner of
    REPORTING              KPCB VII.
   PERSON WITH        ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER                            0
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           2,176,967 shares are directly held by KPCB VII.
                           KPCB VII Associates is the general partner of
                           KPCB VII.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             2,176,967
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES                                            / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   5.4%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 21887F100                   13G                      Page 4 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           JOSEPH S. LACOB
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           38,032 shares of which 30,000 shares are held
                           through vested options (exercisable within 60 days).
                      ---------------------------------------------------------
                      6    SHARED VOTING POWER
  NUMBER OF
   SHARES                  2,176,967 shares are directly held by KPCB VII.
BENEFICIALLY               KPCB VII Associates is the general partner of KPCB
  OWNED BY                 VII. Mr. Lacob is a general partner of KPCB VII
    EACH                   Associates. Mr. Lacob disclaims beneficial ownership
 REPORTING                 of the shares held directly by KPCB VII.
PERSON WITH
                      ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER

                           38,032 shares of which 30,000 shares are held
                           through vested options (exercisable within 60 days).
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           2,176,967 shares are directly held by KPCB VII.
                           KPCB VII Associates is the general partner of KPCB
                           VII. Mr. Lacob is a general partner of KPCB VII Associates. Mr. Lacob disclaims beneficial ownership of the shares held directly by KPCB VII.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             2,214,999
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   5.5%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 5 of 7 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Corixa Corporation

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     1124 Columbia Street, Suite 200
                     Seattle, WA 98104

   ITEM 2(a)-(c)     NAME OF PERSON FILING:

                     This statement is being filed by KPCB VII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Lacob, a general partner of KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VII Associates is general partner to KPCB VII.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     21887F100

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreement of KPCB VII, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Corixa Corporation held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable


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                                                               Page 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:      February 13, 2001

JOSEPH S. LACOB                            KPCB VII ASSOCIATES, L.P., A
                                           CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/  Michael S. Curry           Signature:  /s/  Brook H. Byers
                ----------------                       -------------------------
                Michael S. Curry                       Brook H. Byers
                Attorney-in-Fact                       A General Partner

                                           KLEINER PERKINS CAUFIELD & BYERS
                                           VII, L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP

                                           By:  KPCB VII Associates, L.P., a
                                           California Limited Partnership, its
                                           General Partner



                                           Signature:  /s/  Brook H. Byers
                                                       ------------------------
                                                       Brook H. Byers
                                                       A General Partner


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                                                               Page 7 of 7 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Corixa Corporation, held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.



Date:      February 13, 2001

JOSEPH S. LACOB                            KPCB VII ASSOCIATES, L.P., A
                                           CALIFORNIA LIMITED PARTNERSHIP

Signature:  /s/  Michael S. Curry          Signature:  /s/  Brook H. Byers
            ---------------------                      -------------------------
            Michael S. Curry                           Brook H. Byers
            Attorney-in-Fact                           A General Partner

                                           KLEINER PERKINS CAUFIELD & BYERS
                                           VII, L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP

                                           By:  KPCB VII Associates, L.P., a
                                           California Limited Partnership, its
                                           General Partner



                                           Signature:   /s/  Brook H. Byers
                                                        ------------------------
                                                        Brook H. Byers
                                                        A General Partner